Exhibit 99.1

Independence Resources Prevails in Miller Tabak Legal Proceedings
Coeur d'Alene, Idaho, June 19, 2014 – Independence Resources Plc (OTCBB: SNKTY) (the "Company") is pleased to provide an update on the status of the lawsuit that was filed against the Company by Miller Tabak + Co., LLC.
Miller Tabak + Co., LLC (MT) is a thirty year old institutional trading firm specializing in the handling of stock purchases and sales, portfolio rebalancing and listed options, and is primarily based in New York, NY.
In October, 2009, Independence Resources Plc (then called "Senetek Plc") retained Miller Tabak to assist the Company with a strategic review and possible restructuring of its business, and in accordance with such review, a possible disposal of some or all of the assets of the Company.
In April, 2010, the Company purchased a participation interest in the Relief Canyon Mine located near Lovelock, Nevada for $5 million from Platinum Partners, a hedge fund located in New York, NY. The Company then sought additional financing to close on the full purchase of the Mine but was unsuccessful. In accordance with the agreement with Platinum Partners, the Company then exercised its option to sell back its participation interest for the same amount it had paid, thus unwinding the deal before the contemplated transaction (the Company's acquisition of the Mine) closed.

Miller Tabak filed a lawsuit against the Company in New York Supreme Court, claiming that it was owed a "Transaction Fee" for the above transaction under its engagement letter with Senetek.  The trial judge granted summary judgment to Miller Tabak on its breach of contract claim, and awarded it $250,000 plus statutory interest in the amount of $56,219, and 133,333 ordinary shares of the Company.

The Company subsequently appealed the trial court's decision to the New York Supreme Court, Appellate Division. On June 17, 2014, the appellate court issued a decision reversing the Trial Court and dismissing the case on the grounds that (1) under the engagement letter, Miller Tabak had no right to a Transaction Fee for an acquisition by the Company, but only for sale transactions; and (2) in any event, no fee was earned because the deal at issue never closed.

Commented John Ryan, Director and President of Independence Resources, "I am very pleased that the Company has finally been vindicated in this matter. It always seemed pretty obvious to me that since the engagement letter only covered sale transactions, and, in any event, the acquisition of the Relief Canyon Mine never closed, a reading of the contract on its face would lead one to the conclusion that no fee was owed. I am pleased that the Appellate Court took the time to closely examine the contract and the facts at hand and came to the conclusion it did in favor of the Company. I would also like to thank Bradley Nash of the law firm of Schlam Stone & Dolan LLP for his expert handling of the case and perseverance throughout the appeals process. "

This news release was prepared by Independence Resources Plc.
254 W. Hanley Ave. Suite A
Coeur d'Alene, Idaho 83815
Contact: John P. Ryan (843) 263-1169